Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 31, 2014 accompanying the financial statements of Redwood Mortgage Investors IX, LLC as of and for the years ended December 31, 2013 and 2012 and our report dated January 22, 2014 accompanying the consolidated balance sheet of Redwood Mortgage Corp. and Subsidiaries as of September 30, 2013, in Post-Effective Amendment No. 4  to the Registration Statement No. 333-181953 filed on Form S-11 on April 21, 2014 for Redwood Mortgage Investors IX, LLC.  We also consent to the reference to our firm under the heading "experts" in the prospectus.

/s/ ArmaninoLLP
_______________________________
ArmaninoLLP
San Ramon, California
April 21, 2014